Exhibit 99.1

Kopin Reports Strong Second-Quarter 2010 Financial Results

Extends Purchase and Supply Agreement with Skyworks Solutions

Highlights:

-- Total Revenues of $30.2 Million, Up 19% Sequentially

-- Robust Smartphone Demand Drives 54% Year-Over-Year Increase in III-V Revenue

-- $115 million in Cash and Marketable Securities and No Debt

-- Company Affirms 2010 Revenue Guidance of $120-$130 Million

TAUNTON, Mass.--(BUSINESS WIRE)--August 3, 2010--Kopin Corporation (NASDAQ: KOPN) today announced financial results for the second quarter ended June 26, 2010.

“The positive momentum we experienced during the first quarter continued as we reached the mid-point of 2010,” said Kopin President and Chief Executive Officer Dr. John C.C. Fan. “Within our CyberDisplay product line, revenue from military applications increased sequentially in the second quarter as anticipated, while in our III-V product line global demand for smartphones powered a more than 50% year-over-year increase. These results highlight the strategic importance of Kopin’s proprietary high-performance technology and industry leading quality.”

Total sales increased 7.0% to $30.2 million in the second quarter of 2010 from $28.2 million for the comparable period in 2009. Display revenue was $14.3 million in the second quarter of 2010 compared with $17.9 million in the same period of 2009 while revenues for the III-V product family increased 53.6% to $15.9 million from $10.4 million in the same period of 2009.

Gross margins as a percentage of product sales were 25.0% for the second quarter of 2010, down slightly from 25.7% for the second quarter of 2009 due to lower military sales, which have a higher gross margin than other display products.

Net income for the second quarter of 2010 was $1.9 million, or $0.03 per diluted share, compared with net income of $3.7 million, or $0.05 per diluted share, for the comparable period in 2009. Financial results for the second quarter of 2010 included a $1.9 million investment gain from the sale of securities and a $0.7 million gain related to foreign currency fluctuations. Financial results for the three months ended June 27, 2009 included a $1.5 million gain from the sale of certain patents that the Company no longer uses and a $0.7 million loss related to foreign currency fluctuations.

As of June 26, 2010, Kopin had cash and marketable securities of $115.3 million, an increase of approximately $0.8 million from December 26, 2009. The increase in cash and marketable securities is primarily attributable to $1.1 million of cash generated by operating activities and $4.2 million of cash received from the sale of investments, partially offset by $4.3 million allocated for capital equipment purchases. The Company has no long-term debt.

Business Highlights

“At the heart of our III-V, Golden-i and CyberDisplay product portfolio is wafer engineering architecture based on our core nanotechnology,” Dr. Fan said. “This shared technological fabric has enabled us to strategically design and cost-effectively build a number of high performance differentiable mobile media products for numerous applications targeting the smartphone, wireless connectivity, microdisplay and consumer eyewear markets.”

CyberDisplay Products

“Within our CyberDisplay product line, revenue from advanced military applications improved sequentially in the second quarter as anticipated,” Dr. Fan said. “The first half of 2010 was affected by the Department of Defense’s (DoD) review of its primary military programs. Although this review affected first half revenues, the strategic importance of the Thermal Weapons Sight (TWS) program was reaffirmed, and we received follow-on production orders during the second quarter for the TWS program.”

	Three Months Ended		Six Months Ended
Display Revenues by Category (in millions)	June 26, 2010	June 27, 2009	June 26, 2010	June 27, 2009
Consumer Electronic Applications	$2.8	$2.1	$5.0	$4.3
Military Applications	10.1	13.7	16.4	25.0
Eyewear Applications	0.5	0.3	1.5	0.7
Research & Development	0.9	1.8	2.3	2.5

Total	$14.3	$17.9	$25.2	$32.5

Golden-i

“Golden-i continues to successfully undergo field testing and is well-positioned to define the market for hands-free mobile content access,” Dr. Fan said. “The potential end markets that can benefit from this innovative, hands-free, near-eye mobile connectivity application extend beyond industrial, medical and military to include construction, telecommunications and education. We continue to work with our partners in responding to overwhelmingly positive feedback from potential customers and developers who are working with the Golden-i Software Developer’s Kits. We expect to launch this revolutionary mobile connectivity product in 2011.”

III-V Products

“Industry projections indicate that the sale of smartphones and other 3G and 4G mobile devices should be strong for several years,” Dr. Fan said. “This trend is significant to Kopin, as these next generation wireless devices contain up to three times greater heterojunction bipolar transistor (HBT) content than is contained in a traditional wireless handset, resulting in the strong III-V revenue growth we are experiencing. Our III-V technologies, including our industry leading HBT, are fundamental to the proliferation of smartphones and other 3G and 4G mobile devices as demonstrated by our strong III-V revenue growth. Reflecting our premier industry position, we are pleased to announce a two-year extension of our HBT purchase and supply agreement with Skyworks Solutions to supply the vast majority of Skyworks’ HBT wafer requirements through July 2012. To meet Skyworks Solutions’ and our other valued customers increasing demands, we are continually investing in additional people, advanced technologies and the industry’s most advanced growth reactors.”

Business Outlook

“Our business continues to gain momentum,” Dr. Fan said. “Kopin’s future looks strong with smartphone proliferation just commencing and expected to remain robust for a number of years, while TWS, our key display product category, was recently reaffirmed as a critical weapons platform by the DoD. With the positive feedback we are receiving on Golden-i, smartphone and TWS trends in our favor, the renewed agreement with Skyworks and our excellent financial position, we believe that we remain on pace to achieve our revenue guidance of $120 million to $130 million for full-year 2010 and expect 2011 will be an even better year for Kopin.”

Second-Quarter Conference Call

In conjunction with its second-quarter 2010 financial results, Kopin will host a teleconference call for investors and analysts at 9:00 a.m. ET today. To hear the conference call, please dial (877) 407-5790 (U.S. and Canada) or (201) 689-8328 (International). The call will also be available as a live and archived audio webcast on the "Investors" section of the Kopin website, www.kopin.com.

About Kopin

Kopin Corporation produces lightweight, power-efficient, ultra-small liquid crystal displays and III-V products, including heterojunction bipolar transistors (HBTs), that are revolutionizing the way people around the world see, hear and communicate. The Company's HBTs, which help to enhance battery life, talk time and signal clarity, have been integrated into billions of wireless handsets as well as into WiFi, VoIP and high-speed Internet data transmission systems. Kopin's proprietary III-V and display technologies are protected by more than 200 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com.

CyberDisplay, Golden-i and The NanoSemiconductor Company are trademarks of Kopin Corporation.

Kopin – The NanoSemiconductor Company™

Forward-Looking Statements

Statements in this news release may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, statements relating to: the potential end markets that can benefit from Golden-i; the expectation that Golden-i will launch in 2011; the Company’s expectation of a strong future; Kopin’s recent agreement with Skyworks Solutions to supply the vast majority of Skyworks’ HBT wafer requirements through July 2012; the Company’s belief that it remains on pace to achieve its revenue guidance of $120 million to $130 million for full-year 2010; and the expectation that 2011 will be an even better year for the Company. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the potential that: the U.S. Army’s Thermal Weapons Sight programs will not continue to ramp production in 2010 or if they do the Company will be unable to produce the product for these programs; field tests of Kopin’s Golden-i Software Developer Kits may prove unsuccessful; the Company may be unable to produce Golden-i in commercial volumes; the relationship between Kopin and its Golden-i technology partners may not be successful, or prospective customers may be unwilling to purchase the product; the Company’s 2010 revenue expectations will turn out to be wrong; manufacturing, marketing or other issues may prevent either the adoption or rapid acceptance of products; the Company will be adversely affected by competitive products and pricing; new product initiatives and other research and development efforts may not be successful; the Company could experience the loss of significant customers; costs to produce the Company’s microdisplay and HBT products will increase significantly, or that yields will decline; military programs or funding for military programs involving Kopin’s products will be delayed or cancelled; the Company’s military and commercial customers might be unable to ramp production volumes of its products, or that the Company’s product forecasts will turn out to be wrong; manufacturing delays, technical issues, economic conditions or external factors may prevent the Company from achieving its financial guidance; potential claims or liability could arise as a result of the Company’s restatement of its financial statements; the Company could have additional write-downs of its equity investment or charges related to its investments in other companies, including KTC and Kowon; and other risk factors and cautionary statements listed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the 12 months ended December 26, 2009, and the Company’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this report.

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended

	June 26, 2010	June 27, 2009	June 26, 2010	June 27, 2009

Revenues:
Product revenues	$29,129,931	$26,152,447	$53,006,291	$46,739,358
Research and development revenues	1,059,226	2,076,844	2,636,851	2,965,633
	30,189,157	28,229,291	55,643,142	49,704,991
Expenses:
Cost of product revenues	21,854,777	19,433,214	39,392,724	34,043,495
Research and development	4,858,868	3,786,041	9,154,775	6,937,439
Selling, general and administrative	4,215,001	2,557,539	7,857,535	7,010,432
	30,928,646	25,776,794	56,405,034	47,991,366
Income from operations	(739,489)	2,452,497	(761,892)	1,713,625
Other income and (expense):
Interest and other income	3,096,760	2,268,965	4,120,759	5,720,360
Other expense	-	(731,449)	(22,495)	(926,630)
	3,096,760	1,537,516	4,098,264	4,793,730

Income before provision for income taxes, equity loss in unconsolidated affiliate and net (income) loss from noncontrolling interest	2,357,271	3,990,013	3,336,372	6,507,355

Provision for income taxes	(180,000)	(367,000)	(93,000)	(636,000)

Income before equity loss in unconsolidated affiliate and	2,177,271	3,623,013	3,243,372	5,871,355
net (income) loss of noncontrolling interest

Equity loss in unconsolidated affiliate	(89,858)	(142,016)	(182,586)	(290,658)

Income before net (income) loss of noncontrolling interest	2,087,413	3,480,997	3,060,786	5,580,697

Net (income) loss attributable to noncontrolling interest	(226,636)	199,842	(163,018)	15,713

Net income	$1,860,777	$3,680,839	$2,897,768	$5,596,410

Net income per share:
Basic	$0.03	$0.06	$0.04	$0.08
Diluted	$0.03	$0.05	$0.04	$0.08

Weighted average number of common shares outstanding:
Basic	66,625,637	66,704,092	66,606,789	67,428,519
Diluted	67,357,297	67,549,673	67,333,967	68,037,103

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	June 26, 2010	December 26, 2009
ASSETS
Current assets:
Cash and marketable securities	$115,336,181	$114,546,501
Accounts receivable, net	20,791,256	19,265,087
Inventory	17,531,074	16,453,869
Prepaid and other current assets	3,283,845	1,951,607

Total current assets	156,942,356	152,217,064

Equipment and improvements, net	21,279,574	20,752,558
Other assets	7,078,840	10,254,846

Total assets	$185,300,770	$183,224,468

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,717,942	$9,615,938
Accrued expenses	5,090,871	5,319,045
Billings in excess of revenue earned	2,597,032	3,084,062

Total current liabilities	17,405,845	18,019,045

Lease commitments	923,872	903,133

Total Kopin Corporation stockholders' equity	162,866,689	160,186,536
Noncontrolling interest	4,104,364	4,115,754
Total stockholders' equity	166,971,053	164,302,290
Total liabilities and stockholders' equity	$185,300,770	$183,224,468

CONTACT:
Kopin Corporation
Richard Sneider,508-824-6696
Chief Financial Officer
Richard_Sneider@kopin.com
or
Sharon Merrill Associates, Inc.
Scott Solomon, 617-542-5300
Vice President
ssolomon@investorrelations.com